For Immediate Release

Ferro Corporation Elects Timothy Pistell to Board of Directors

CLEVELAND, Ohio – September 27, 2010 – On September 24, 2010, the Ferro Corporation Board of Directors unanimously voted to elect Timothy K. Pistell as a director of the Company, effective immediately, to fill the vacancy on the Board created by Dennis W. Sullivan’s retirement from the Board.

Mr. Pistell, age 63, will serve with the class of directors with a term that ends at the 2011 Annual Meeting of Shareholders. Mr. Pistell has been appointed to serve on the Audit Committee.

Mr. Pistell currently serves as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems. Mr. Pistell was appointed the Executive Vice President–Finance & Administration in April 2005 and has been Chief Financial Officer since April 2003. Prior to his appointment as Chief Financial Officer of Parker Hannifin, he served as the company’s Vice President–Treasurer from July 1993 to April 2003.

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,200 employees globally and reported 2009 sales of $1.7 billion.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com